THE GABELLI GLOBAL MULTIMEDIA TRUST INC.
EXHIBIT TO ITEM 77C

	The Annual Meeting of Shareholders of The Gabelli Global Multimedia Trust Inc. (the "Multimedia Trust") was held on May 17, 1999. The following proposals were submitted for a vote of the shareholders:

	1.	To elect two directors of the Multimedia Trust

        With respect to the proposal relating to the election of two directors of the Multimedia Trust, the following votes and percentages were recorded:



                                                          Percent Represented
                                                          at the Meeting
                     For                  Withholding     Voting in Favor
                                          Authority





Bill Callaghan      10,426,822             132,121          98.75%

Salvatore J. Zizza  10,425,524             133,419          98.74%

The remaining Directors in office are: Thomas Bratter, Felix
Christiana, James P. Conn, Mario Gabelli, Karl Otto Pohl and Anthony
R. Pustorino.

	2.	To ratify the selection of PricewaterhouseCoopers LLP as
        the independent accountants of the Multimedia Trust for the fiscal year ending December 31, 1999.

	With respect to the proposal relating to the ratification of the selection of PricewaterhouseCoopers LLP as the independent accountants of the Multimedia Trust for the fiscal year ending December 31, 1999, the following votes and percentages were recorded:

	    For				Against			Abstain

        10,431,284                      68,606                  59,053
	(98.79%)